Exhibit 99.1

Erie Indemnity Reports First Quarter 2018 Results
Net Income per Diluted Share up 37.6 percent for the Quarter

Erie, Pa. - April 26, 2018 - Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the quarter ending March 31, 2018. Net income was $65.8 million, or $1.26 per diluted share, in the first quarter of 2018, compared to $47.9 million, or $0.91 per diluted share, in the first quarter of 2017.

1Q 2018
(dollars in thousands)	1Q'18	1Q'17
Operating income	$77,567	$66,940
Investment income	6,163	6,589
Interest expense and other, net	509	575
Income before income taxes	83,221	72,954
Income tax expense	17,463	25,078
Net income	$65,758	$47,876

1Q 2018 Highlights
Operating income before taxes increased $10.6 million, or 15.9 percent, in the first quarter of 2018 compared to the first quarter of 2017, as the growth in total operating revenue outpaced the growth in total operating expenses.

•	Management fee revenue - policy issuance and renewal services increased $13.9 million, or 3.6 percent, in the first quarter of 2018 compared to the first quarter of 2017.

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Management fee revenue allocated to administrative services was $13.1 million in the first quarter of 2018. No management fee revenue was allocated to administrative services in the first quarter of 2017.

•	Cost of operations - policy issuance and renewal services

–	Commissions increased $13.6 million in the first quarter of 2018 compared to the first quarter of 2017, as a result of the 7.0 percent increase in direct and assumed premiums written by the Exchange.

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Non-commission expense increased $2.6 million in the first quarter of 2018 compared to the same period in 2017.  Underwriting and policy processing costs increased $3.2 million primarily due to increased personnel costs and underwriting report costs. Information technology costs decreased $0.8 million primarily due to lower professional fees, somewhat offset by higher personnel costs. Sales and advertising costs increased $1.2 million primarily due to increased personnel and advertising costs. Customer service costs increased $1.6 million primarily due to increased personnel costs and credit card processing fees. Administrative and other expenses decreased $2.5 million driven by a decrease in long-term incentive plan cost due to a decrease in the company stock price during the first quarter of 2018 compared to an increase in the company stock price during the first quarter of 2017. Personnel costs in all expense categories were impacted by additional bonuses of approximately $4.8 million awarded to all employees as a result of tax savings realized from the lower corporate income tax rate that became effective January 1, 2018.

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The administrative services reimbursement revenue and corresponding cost of operations impact both total operating revenue and total operating expenses by $146.0 million, but have no net impact on operating income.

Income from investments before taxes totaled $6.2 million in the first quarter of 2018 compared to $6.6 million in the first quarter of 2017. Net investment income was $6.8 million in the first quarter of 2018 compared to $6.0 million in the first quarter of 2017, while net realized losses on investments were $0.5 million in the first quarter of 2018 compared to net realized gains of $0.5 million in the first quarter of 2017.

Income tax expense decreased by $11.4 million due the lower income tax rate of 21% that became effective January 1, 2018, partially offset by an increase in deferred tax expense.

Webcast Information
Indemnity has scheduled a conference call and live audio broadcast on the Web for 10:00 AM ET on April 27, 2018. Investors may access the live audio broadcast by logging on to www.erieinsurance.com. Indemnity recommends visiting the website at least 15 minutes prior to the Webcast to download and install any necessary software. A Webcast audio replay will be available on the Investor Relations page of the Erie Insurance website by 12:30 PM ET.

Erie Insurance Group
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 10th largest homeowners insurer and 11th largest automobile insurer in the United States based on direct premiums written and the 15th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia.  Erie Insurance Group is a FORTUNE 500 company.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein.  Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions, and adequacy of resources.  Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, and compliance with contractual and regulatory requirements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

•	dependence upon our relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	dependence upon our relationship with the Exchange and the growth of the Exchange, including:

◦	general business and economic conditions;

◦	factors affecting insurance industry competition;

◦	dependence upon the independent agency system; and

◦	ability to maintain our reputation for customer service;

•	dependence upon our relationship with the Exchange and the financial condition of the Exchange, including:

◦	the Exchange's ability to maintain acceptable financial strength ratings;

◦	factors affecting the quality and liquidity of the Exchange's investment portfolio;

◦	changes in government regulation of the insurance industry;

◦	emerging claims and coverage issues in the industry; and

◦	severe weather conditions or other catastrophic losses, including terrorism;

•	costs of providing policy issuance and renewal services to the Exchange under the subscriber's agreement;

•	credit risk from the Exchange;

•	ability to attract and retain talented management and employees;

•	ability to ensure system availability and effectively manage technology initiatives;

•	difficulties with technology or data security breaches, including cyber attacks;

•	ability to maintain uninterrupted business operations;

•	factors affecting the quality and liquidity of our investment portfolio;

•	our ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigation.

A forward-looking statement speaks only as of the date on which it is made and reflects our analysis only as of that date.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

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